Exhibit 21.1

List of Significant Subsidiaries of Twilio Inc.

Subsidiary	Country
Ionic Security Inc.	United States
Segment.io, Inc.	United States
Zipwhip, LLC	United States
Twilio Australia Pty Ltd	Australia
Teravoz Telecom Telecomunicacoes Ltda.	Brazil
Segment Technologies Canada Inc	Canada
Twilio Canada Corp.	Canada
Zipwhip Canada, Inc.	Canada
Twilio Colombia S.A.S.	Colombia
Quiubas Networks Colombia S.A.S	Colombia
Twilio Czechia	Czechia
Twilio Estonia OÜ	Estonia
Twilio France SARL	France
Twilio Berlin GmbH	Germany
Twilio Germany GmbH	Germany
Twilio Hong Kong Limited	Hong Kong
Twilio Technology India Private Limited	India
ValueFirst Digital Media Private Limited	India
Segment Technologies Ireland Ltd.	Ireland
Twilio Ireland Limited	Ireland
Twilio Japan GK	Japan
CISA Telecomunicaciones, S.C.	Mexico
Twilio Netherlands B.V.	The Netherlands
Twilio Poland sp. z o.o.	Poland
Quiubas Mobile Ltd.	Serbia
Twilio Singapore Pte. Ltd.	Singapore
Twilio SVG Pte. Ltd.	Singapore
Twilio Spain, S.L.	Spain
Twilio Sweden AB	Sweden
Twilio UK Limited	England and Wales